Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Jim Motley VP, CFO 972-307-5555

Gadzooks, Inc. Files for Bankruptcy Protection

Dallas, Texas, February 3, 2004 — Gadzooks, Inc. (Nasdaq:GADZ) announced today that it filed for bankruptcy protection early this morning in the Northern District of Texas. This move was necessary in order to provide time to complete the reorganization of its core business around 252 stores chosen to strengthen its market position in the junior apparel business. In addition to 31 stores currently being liquidated, approximately 125 additional stores will be liquidated in the coming weeks. In addition to the store closings, approximately 65 corporate and field overhead positions will be eliminated to streamline the cost structure of the company.

“We regret that this action was necessary after so many years of successful results,” commented Jerry Szczepanski, Chairman and Chief Executive Officer of Gadzooks, “but our transition to an all-girl format now requires us to concentrate our resources on the continuing improvement of our concept.”

Carol Greer, Interim President and Chief Merchandising Officer, further commented, “We are excited about the progress of our concept, and we expect good results through our spring season as we focus on our core destination apparel businesses and swimwear, appealing to the fashion-conscious junior customer.”

Gadzooks has reached an agreement in principle with its primary secured lender, Wells Fargo Retail Finance LLC, to provide a DIP financing package, subject to final documentation.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. Gadzooks currently operates 410 stores in 41 states.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of Gadzooks. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Although Gadzooks believes that the expectations and projections reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in Gadzooks’ business as set forth in its filings with the Securities and Exchange Commission, including without limitation, its most recent Annual Report on Form 10-K, the registration statement filed on Form S-3 in October 2003 and its most recent Quarterly Report on Form 10-Q. These risks include, among others, the conversion to an all-female merchandise assortment, fluctuations in comparable store sales results, changes in financing mechanisms used by vendors, debt obligations, changes in fashion trends, increased competition and changes in general economic conditions. Gadzooks does not undertake any obligation to update any forward-looking statements contained in this material.